Exhibit 99.5
Consent of Prospective Director
I, Gerald Gradwell, in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), hereby consent to the following:
•to serve as a director of MYOS RENS Technology Inc. (“MYOS”) if the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2020 (as it may be amended, restated or otherwise modified from time to time), by and among MYOS, MedAvail, Inc. and Matrix Merger Sub, Inc. (the “Merger Agreement”) are consummated;
•to be named as a proposed director of MYOS in the Registration Statement on Form S-4, including the proxy statement/ prospectus/ information statement, filed by MYOS with the Securities and Exchange Commission pursuant to the Securities Act in connection with the transactions contemplated by the Merger Agreement, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and
•to the filing of this consent as an exhibit to the Registration Statement.

October 9, 2020	/s/ Gerald Gradwell
Gerald Gradwell